SCHEDULE 14C INFORMATION

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Federated Investors, Inc.

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FEDERATED INVESTORS, INC.

Federated Investors Tower

Pittsburgh, Pennsylvania 15222-3779

INFORMATION STATEMENT

March 24, 2005

INTRODUCTION

This Information Statement is furnished to the shareholders (the “Shareholders”) of Federated Investors, Inc. (“Federated”) by the Board of Directors (the “Board”) in connection with the Annual Meeting of the Shareholders to be held on Thursday, April 28, 2005 in room 333 of the David L. Lawrence Convention Center, 1000 Fort Duquesne Boulevard, Pittsburgh, Pennsylvania, 15222 at 4:00 p.m. local time. Action will be taken at the Annual Meeting for the election of directors and any other business that properly comes before the meeting.

Federated has shares of both Class A Common Stock, no par value per share (the “Class A Common Stock”) and Class B Common Stock, no par value per share (the “Class B Common Stock”) issued and outstanding. The Class B Common Stock is listed on the NYSE under the symbol FII. Except under certain limited circumstances, the entire voting power of Federated is vested in the holders of the outstanding shares of the Class A Common Stock. All of the outstanding shares of Class A Common Stock are held by a Voting Shares Irrevocable Trust, dated May 31, 1989 (the “Voting Trust”), and will be voted in person at the Annual Meeting. Accordingly, Federated is not soliciting proxies for the Annual Meeting, but is providing this Information Statement to its Shareholders in accordance with Regulation §240.14c-2 of the Securities Exchange Act of 1934 (the “Exchange Act”).

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is being mailed to the Shareholders on or about March 24, 2005. Federated’s 2004 Annual Report to Shareholders accompanies this Information Statement.

VOTING SECURITIES

Only holders of record of Class A Common Stock at the close of business on March 1, 2005 (“Record Date”) will be entitled to vote at the Annual Meeting or any adjournment or adjournments thereof. On that date, 9,000 shares of Class A Common Stock were outstanding, all of which were held by the Voting Trust, the three trustees of which are Mr. John F. Donahue, his wife, and his son, Mr. J. Christopher Donahue, for the benefit of the members of the family of John F. Donahue. Accordingly, Federated qualifies as a “controlled company” under Section 303A of the New York Stock Exchange Listed Company Manual (the “Rule”) and intends to rely on the exemptions available to controlled companies under the Rule.

The presence of the holder of the Class A Common Stock, constituting all of the votes that all Shareholders are entitled to cast on the election of directors will constitute a quorum for the transaction of business at the Annual Meeting. Any business transacted at the meeting shall be authorized upon receiving the affirmative vote of a majority of the votes cast by all Shareholders entitled to vote thereon. Under the terms of the Voting Trust, the trustees are authorized to vote shares owned by the Voting Trust, and as a result, all of the outstanding shares of Class A Common Stock will be voted in person at the Annual Meeting. The Voting Trust is entitled to cast one vote per share of Class A Common Stock. Directors will be elected by a plurality of the votes cast. Cumulative voting is not allowed. The trustees of the Voting Trust have advised that they intend to vote in favor of all the directors nominated by the Board.

BOARD OF DIRECTORS AND ELECTION OF DIRECTORS

The Board currently consists of seven members. Under Federated’s bylaws, directors are elected at each annual meeting and each director holds office until the expiration of the term of one year for which he or she was selected and until a successor is selected and qualified.

The Board has nominated Messrs. John F. Donahue, J. Christopher Donahue, Michael J. Farrell, David M. Kelly, John W. McGonigle, James L. Murdy, and Edward G. O’Connor for election as directors. All of the nominees for director have previously served as members of the Board.

John F. Donahue Age 80	Mr. John F. Donahue is a founder of Federated. He has served as director and Chairman of Federated since Federated’s initial public offering in May 1998. He is Chairman or President and a director or trustee of 40 investment companies managed by subsidiaries of Federated. Mr. Donahue is the father of J. Christopher Donahue who serves as President, Chief Executive Officer and director of Federated and Thomas R. Donahue who serves as Chief Financial Officer of Federated.

J. Christopher Donahue Age 55	Mr. J. Christopher Donahue has served as director, President and Chief Executive Officer of Federated since 1998. He is President or Executive Vice President and director, trustee or managing general partner of 40 investment companies managed by subsidiaries of Federated. Mr. Donahue is the son of John F. Donahue and the brother of Thomas R. Donahue who serves as Chief Financial Officer of Federated.

Michael J. Farrell Age 55	Mr. Michael J. Farrell was elected to the Board in August 1998. He is currently the President of Farrell & Co., a merchant banking firm specializing in heavy manufacturing companies. He has also served in executive capacities for MK Rail Corporation, Motor Coils Manufacturing Co. and Season-All Industries. Mr. Farrell is a Certified Public Accountant. Mr. Farrell currently serves as a director of C-Cor.net Corp and Neenah Foundry Co. In July 2001, Mr. Farrell assumed the responsibility of CEO of Freedom Forge Corporation concurrent with its filing for protection under Chapter 11 of the U.S. Bankruptcy code. In July 2002, an affiliate of Farrell & Co. and an affiliate of Citicorp Venture Capital, Ltd. purchased substantially all of the operating assets of Freedom Forge Corporation through Standard Steel, LLC (a newly formed company). Mr. Farrell serves as Chief Executive Officer of Standard Steel, LLC.

David M. Kelly Age 62	Mr. David M. Kelly was elected to the Board in April 2004. He is Chairman, President and Chief Executive Officer of Matthews International Corporation, a designer, manufacturer, and marketer of memorialization products and caskets for the cemetery and funeral home industries. He is chairman of the Matthews International Corporation Executive Committee, the Jas. H. Matthews & Co. Educational and Charitable Trust, and the Matthews International Corporation Pension Board, and serves on the boards of various subsidiaries of Matthews International Corporation. Mr. Kelly is a member of the Board of Directors of Mestek, Inc. and Duquesne Light.

John W. McGonigle Age 66	Mr. John W. McGonigle has been a director of Federated since 1998. He serves as Vice Chairman, Executive Vice President and Secretary of Federated. Mr. McGonigle is also Chairman of Federated International Management Limited. He has been Chief Legal Officer of Federated since 1998. Mr. McGonigle is also Executive Vice President and Secretary of the investment companies managed by subsidiaries of Federated.

James L. Murdy Age 66	Mr. James L. Murdy was elected to the Board in August 1998. He retired as President, Chief Executive Officer and Director of Allegheny Technologies Incorporated, a diversified manufacturing corporation in 2003. Prior to becoming President he served as Executive Vice President and Chief Financial Officer of Allegheny Technologies Incorporated and Allegheny Teledyne Incorporated and Executive Vice President and Chief Financial Officer of Allegheny Ludlum Corporation.

Edward G. O’Connor Age 64	Mr. Edward G. O’Connor was elected to the Board in April 2001. Since 2000, Mr. O’Connor has served as Special Counsel to the litigation department of the law firm Eckert, Seamans, Cherin & Mellott LLC (“Eckert Seamans”). From 1973 to 1999, Mr. O’Connor was a Member of Eckert Seamans. Mr. O’Connor’s legal practice focuses primarily on products liability and commercial litigation.

Meetings and Committees of the Board

In 2004, the Board met on seven occasions. The Board has an Audit Committee and a Compensation Committee. The Board does not have a Nominating Committee. The Board as a whole performs this function.

Audit Committee

The Audit Committee currently consists of Messrs. Michael J. Farrell, David M. Kelly and Edward G. O’Connor, none of whom is an officer or employee (or former officer or employee) of Federated. Mr. Farrell is Chairman of the Audit Committee. The Board has adopted a written charter for the Audit Committee, a copy of which is attached as Exhibit A. The Board has determined that the members of the Audit Committee are “Independent”, as defined by the Corporate Governance Rules of the NYSE (“NYSE Rules”). In making this determination, the Board considered all relevant facts and circumstances. Other than serving as a director, Mr. Kelly and Mr. Farrell have no relationship with Federated. Mr. O’Connor has an immediate family member who is an employee of Federated, however in reviewing the circumstances the Board took into consideration that the family member is not an executive officer and his position would not cause Mr. O’Connor to be deemed not independent under NYSE Rules.

The Audit Committee is responsible for monitoring the integrity of the financial statements of Federated, the independent auditors qualifications and independence, the performance of Federated’s internal audit function and independent auditors, and the compliance by Federated with related applicable legal and regulatory requirements. The Audit Committee has the sole authority to appoint or replace the independent auditor and is directly responsible for the compensation and oversight of the work of the independent auditor. In performing its responsibilities, the Audit Committee reviews with the internal auditors and the independent auditors their annual audit plans and monitors their progress during the year. In discharging its responsibilities, the Audit Committee is entitled to rely upon the reports, findings and representations of Federated’s auditors, legal counsel and responsible officers. In 2004, the Audit Committee met on six occasions.

The Board has determined that Mr. Kelly and Mr. Farrell are Audit Committee Financial Experts as defined under Federal securities laws.

Audit Committee Report

The Audit Committee (the “Committee”) oversees Federated’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee has met to review and discuss the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity and completeness of disclosures in the financial statements.

The Committee discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Federated’s accounting principles as applied to the financial statements and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has received and discussed with the independent auditors the written disclosures required by the Independence Standards Board Standard No. 1 relating to the auditors’ independence from management and Federated. The Committee has considered whether the provisions of non-audit services by the independent auditors is compatible with maintaining the independent auditors’ independence.

The Committee discussed with Federated’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Federated’s internal controls, and the overall quality of Federated’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission (“SEC”). The Committee also selected Federated’s independent auditors for the fiscal year ending December 31, 2005.

Respectfully Submitted:

Michael J. Farrell, Audit Committee Chairman

David M. Kelly, Audit Committee Member

Edward G. O’Connor, Audit Committee Member

Compensation Committee

The Compensation Committee (the “Committee”) currently consists of Messrs. Michael J. Farrell, James L. Murdy and J. Christopher Donahue as a non-voting member. The Committee has established a subcommittee pursuant to Section 162(m) of the Internal Revenue Code (“Section 162(m)”) which consists solely of Mr. Farrell and Mr. Murdy (the “Sub-Committee). Mr. J. Christopher Donahue is the President and Chief Executive Officer of Federated. Mr. Farrell is Chairman of the Committee. The Committee, and where required by Section 162(m) and Section 16 of the Exchange Act, the Sub-Committee, establishes performance measures and certifies achievement, recommends compensation levels of senior management, awards options and other stock-based compensation, works with senior management on benefit and compensation programs for Federated employees and monitors local and national compensation trends to ensure Federated’s compensation program is competitive within the mutual fund industry. In 2004, the Committee met twice.

Report of Compensation Committee on Executive Compensation

In 2004, the Sub-Committee (i) established the 2004 salaries; (ii) certified the achievement of the performance threshold for 2003; (iii) established the Bonus pool for 2003 and (iv) made awards from the bonus pool to the Chief Executive Officer and the other Named Executive Officers (as defined under the section titled “Executive Compensation”). The Sub-Committee also established the Plan Pool, the percentage of such Pool allocable to the Chief Executive Officer and the other Named Executive Officers for 2004 and the Performance Measures to be attained to be eligible for a bonus award. The Sub-Committee additionally approved a program whereby a portion of the bonus to be awarded to certain officers would be paid in Class B Common Shares of Federated at 85% of the fair market value of such shares on the date of the award. The shares awarded are to be subject to restrictions over a three year period.

In January 2005, the Sub-Committee (i) certified the attainment of the Performance Thresholds for 2004; (ii) established the Bonus Pool for 2004; (iii) made awards to the Chief Executive Officer and the other Named Executive Officers from the Bonus Pool; (iv) established the salaries for the Chief Executive Officer and the other Named Executive Officers for 2005; (v) established the Plan Pool, the percentage of such Pool allocable to the Chief Executive Officer and the other Named Executive Officers for 2005 and the Performance Measures to be attained to be eligible for a bonus award; and (vi) awarded restricted stock to the officers who received a portion of their bonus in shares of Federated stock.

Federated’s compensation program for executive officers (including the Chief Executive Officer) consists primarily of salary and annual incentive bonuses based upon the individual’s and Federated’s performance. Compensation is determined by the Sub-Committee with bonus awards for 2004 made pursuant to the Annual Incentive Plan (the “Annual Incentive Plan”) and the Stock Incentive Plan as amended (the “Stock Incentive Plan”). Consistent with compensation practices generally applied in the investment management business, base salaries are intended to form a competitive percentage of total cash compensation with a significant portion of compensation intended to be derived from payments made under the Annual Incentive Plan and the Stock Incentive Plan, provided that the performance goals are met. The performance measure which must be achieved for awards to be made under the Annual Incentive Plan is the attainment of operating profits. As a general matter, the size of the pool available for such awards under the Annual Incentive

Plan is 7.5% of operating profits, which is defined as annual total revenues less distributions to minority interests and less total expenses (excluding amortization of intangibles, impairment losses and debt expenses).

In determining the appropriate level of compensation, the Sub-Committee acknowledges that the investment management business is highly competitive and that experienced professionals have significant career mobility. Its members believe that the ability to attract, retain, and provide appropriate incentives for highly qualified and experienced personnel is critical to maintain Federated’s competitive position and thereby provide for the future success of Federated. The Sub-Committee believes that competitive levels of cash compensation, together with equity and other incentive programs that are consistent with stockholder interests, are necessary for the motivation and retention of Federated’s professional personnel. Federated’s compensation programs are keyed to achievement, as determined by the Sub-Committee, of short and long-term performance goals.

The Sub-Committee believes that the opportunity to earn incentive compensation motivates employees and ties their success to that of Federated. The payment of incentive compensation in the form of stock of Federated further aligns the interests of the management of Federated with those of its stockholders and encourages them to focus on the long range growth and development of Federated.

In determining the awards for 2004 the Committee considered a variety of factors, including Federated’s revenues, earnings and earnings per share for the year. The Committee considered the performance of Federated’s stock as compared to the indices set forth in the performance graph included in this Information Statement and investment performance and financial performance on a comparative basis with other public companies in the investment management business. Marketing and sales effectiveness and product performance were also reviewed. The Committee considered the impact of the ongoing investigation into trading practices in the Federated mutual funds. The Committee took into consideration Federated’s historical compensation policies as well as industry compensation trends as provided in an analysis compiled by an outside consultant. In its review of compensation, and, in particular, in determining the amount and form of actual awards for the Chief Executive Officer and the other executive officers, the Committee considered amounts paid to executive officers in prior years as salary, bonus and other compensation, Federated’s overall performance during the prior periods, and its future objectives and challenges. Although the Committee considered a number of different individual and corporate performance factors, no specific weighting was given to any such factor.

The Committee has determined that Mr. J. Christopher Donahue will participate in the Annual Incentive Plan. Bonuses paid to Mr. J. Christopher Donahue depend upon both his performance and that of Federated.

The Committee’s goal is to maintain compensation programs that are competitive within the investment management business. The Committee believes that 2004 compensation levels disclosed in this Information Statement are reasonable and appropriate in light of the factors set forth above.

Executive officers also participate in a combined 401(k)/Profit Sharing Plan and are entitled to receive medical, life and disability insurance coverage and other corporate benefits available to most employees of Federated.

Respectfully Submitted:

Compensation Committee

Michael J. Farrell, Chairman

James L. Murdy

J. Christopher Donahue (non-voting)

Compensation of Directors

Members of the Board who are also employees of Federated do not receive cash compensation for their services as directors. In April of 2004, following a recommendation by the Compensation Committee, which was based upon an analysis of the duties and responsibilities of the Board, the time commitment required and a review of comparative information, the Board determined that members of the Board who are not employees shall receive (i) $37,500 per year, payable in quarterly installments; (ii) $1,000 per attendance at a Special Meeting of the Board; (iii) $5,000 per year for Committee Membership; (iv) $2,500 for Committee Chairmanship; (v) options to purchase 7,500 shares of Class B Common Stock upon initial election to the Board, which are subject to a three-year vesting schedule; and (vi) 3,000 options to purchase shares of Class B Common Stock annually, which vest immediately upon grant. According to Federated’s Stock Incentive Plan, all of the vested options granted to outside directors are immediately exercisable and may be exercised for a period of ten years from the date of the grant, provided that, in the event of the death or disability of the outside director, the options may only be exercised within twelve months after the death or disability and, in the event that the outside director’s service to Federated is terminated for any reason other than retirement, death or disability, the options may only be exercised for a period of thirty days after the date of such termination of services.

Nomination of Directors

Under the NYSE Rules, Federated is not required to have a nominating committee because it is considered a “controlled company” for purposes of these rules. In light of this fact, Federated believes that it is appropriate not to have a nominating committee and therefore does not have a nominating committee charter. Federated’s current practice is for the Board as a whole to perform the functions of a nominating committee. The members of the audit committee, Messrs. Farrell, Kelly and O’Connor currently satisfy the independence requirements of the NYSE Rules. As members of the compensation committee, Messrs. Murdy and Farrell are deemed to be outside directors for purposes of Section 162(m) of the Internal Revenue Code and non-employee directors as defined in Rule 16a-1(f) of the Exchange Act.

The Board does not currently consider director candidates recommended by shareholders, and does not have a formal policy with regard to consideration of director candidates by shareholders. Federated believes that it is appropriate not to have such a policy because of its status as a “controlled company” under the NYSE Rules.

The Board seeks candidates who possess the background, skills, experience, expertise, integrity, and degree of commitment necessary to make a significant contribution to the Board. In connection with its evaluation of a nominee, the Board takes into account all applicable laws, rules, regulations and listing standards and considers other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. Nominees for directorship are recommended to the Board by the Chief Executive Officer and other directors. An invitation to join the Board would be extended by the Chief Executive Officer and the Chairman of the Board.

Corporate Governance

To address corporate governance matters and communicate its business standards Federated has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics. Copies of these materials as well as Charters for the Audit, Compensation and Compliance Committees are available on Federated’s website at FederatedInvestors.com. The information is also available in print upon written request.

Under Federated’s policies, the Directors are expected to attend the Annual meeting. During 2004, all seven Directors attended the Annual meeting.

Communications with the Board

Non-management members of the Board have regularly scheduled executive sessions without management participation. Mr. Murdy has been selected to preside over these meetings. In order that parties may make their concerns known to non-management directors as well as to the Audit Committee, Compliance Committee and the full Board, the Board has established a telephone messaging system. All messages will be forwarded to Federated’s Chief Compliance Officer for review who will prepare a summary of such communications for the non-management directors, the Audit Committee, the Compliance Committee or the full Board as appropriate. Information concerning the use of the messaging system can be obtained on Federated’s website.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth compensation information for the years ended December 31, 2004, December 31, 2003 and December 31, 2002 for Federated’s Chief Executive Officer and for the four other most highly compensated executive officers of Federated (the “Named Executive Officers”).

	ANNUAL COMPENSATION				LONG TERM COMPENSATION AWARDS
Name and Principal Position(s)	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($) (2)	Restricted Stock Awards ($)(3)	Securities Underlying Options/SARs (#) (4)	All Other Compensation ($) (5)
John F. Donahue Chairman	2004 2003 2002	900,000 900,000 900,000	1,440,000 1,800,000 1,800,000	102,550 110,789 54,636	423,540 — —	— — —	12,548 12,348 12,501

J. Christopher Donahue President and Chief Executive Officer	2004 2003 2002	920,000 920,000 920,000	760,000 1,000,000 923,163	94,443 78,981 66,421	223,558 — —	— — 56,721	17,997 17,797 24,287

John W. McGonigle Vice Chairman, Executive Vice President, Chief Legal Officer and Secretary	2004 2003 2002	800,000 800,000 800,000	652,000 815,000 135,531	50,361 — —	191,792 — —	— — 9,453	20,486 20,286 24,717

Keith M. Schappert President and/or Chief Executive Officer of Federated Advisory Companies	2004 2003 2002	720,000 700,000 638,960	1,200,000 1,550,000 1,402,097	66,921 — 123,282	352,960 883,200 —	— — 118,021	9,884 9,804 10,054

John B. Fisher President of Institutional Sales Division of Federated Securities Corp. and Federated Investment Counseling	2004 2003 2002	450,000 420,000 420,000	932,000 1,200,000 1,006,585	— — —	274,131 — —	— — 28,360	10,208 9,828 9,884

(1)	The amounts set forth in this column for 2002 do not include the value of options awarded in December 2002, which reduced the amount of cash bonus earned by the Named Executive Officers in 2002. These options were awarded to the Named Executive Officers as a portion of or in lieu of their respective performance bonuses. Based on the fair market value of the options to purchase Class B Common Stock, determined by using the Black-Scholes valuation methodology Messrs. J. Christopher Donahue, McGonigle, Schappert and Fisher elected to forego $386,837, $64,469, $122,903 and $193,415, respectively.

(2)	Includes medical insurance premiums for 2004 and 2002 of $32,466 and $23,634, respectively, for Mr. John F. Donahue, for 2004, 2003 and 2002 of $44,283, $29,475 and $32,236, respectively, for Mr. J. Christopher Donahue and for 2004 of $32,466 for Mr. McGonigle. For 2003 includes $29,662 attributable to Mr. J. Christopher Donahue and for 2004 and 2003 includes $40,350 and $61,387, respectively, attributable to Mr. John F. Donahue for use of the corporate jet. For 2004 includes club dues of $58,560, $25,075 and $12,675, for Messrs. Schappert, J. Christopher Donahue and McGonigle, respectively.

(3)	Includes the following grants made in 2005 which reduced the amount of cash bonuses earned by the Named Executive Officers in 2004: 14,480, 7,643, 6,557, 12,067 and 9,372 shares of Class B Restricted Stock, for each of Messrs. John F. Donahue, J. Christopher Donahue, McGonigle, Schappert and Fisher, respectively. These shares will vest as follows, 1/3 in 2006, 1/3 in 2007 and 1/3 in 2008. In addition, as of December 31, 2004, Mr. Schappert held 40,000 shares of restricted stock valued at $1,096,000. These shares have vested or will vest over a ten year period as follows: 5% in 2003, 2004, 2005 and 2006, 30% in 2007, 5% in 2008, 2009, 2010 and 2011, and 30% in 2012. This vesting schedule is subject to the possibility of acceleration based upon Federated’s earnings. Dividends will be paid on all awards of Restricted Stock while the officer is employed by Federated and on vested shares if the officer is no longer employed by Federated.

(4)	Securities reported in this column for 2002 consist of shares of Class B Common Stock subject to options acquired in December 2002 by the Named Executive Officers. All such options are currently exercisable. Securities reported in this column for Mr. Schappert also include 100,000 options issued in February 2002; these options were not exercisable as of the fiscal year end.

(5)	Includes matching contributions under Federated’s 401(k) Plan of $8,200 in 2004, and $8,000 in 2003 and 2002, for each of Messrs. John F. Donahue, J. Christopher Donahue, McGonigle, Schappert and Fisher. Also included is the present value of the economic benefit to the executive of the corporate premiums paid to purchase split dollar life insurance contracts in 2002 of $7,877 for Mr. J. Christopher Donahue and $8,307, for Mr. McGonigle. In addition, Federated paid premiums for life, accidental death, and long term disability insurance in 2004, 2003 and 2002 of $4,348, $4,348 and $4,501, respectively for Mr. John F. Donahue; $9,797, $9,797 and $8,410, respectively for Mr. J. Christopher Donahue; $12,286, $12,286 and $8,410 respectively for Mr. McGonigle; $1,684, $1,804 and $2,054, respectively for Mr. Schappert; and $2,008, $1,828 and $1,884, respectively for Mr. Fisher.

Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR Values

The table below sets forth information with respect to stock options held by the Named Executive Officers in 2004.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options/SARs at FY- End ($)(1) Exercisable/ Unexercisable
J. Christopher Donahue	—	—	218,861/500,000	1,986,621/882,500
John B. Fisher	—	—	98,880/250,000	961,235/441,250
Keith M. Schappert	—	—	18,021/100,000	91,006/0
John W. McGonigle	—	—	66,213/0	771,607/0

(1)	The “value of unexercised in-the-money options” is calculated by subtracting the exercise price from $30.40, which was the closing sales price of a share of Class B Common Stock on the New York Stock Exchange on December 31, 2004.

Employment Agreements

Federated has entered into employment contracts with the following Named Executive Officer:

Keith M. Schappert. Pursuant to a May 13, 2002 agreement, Federated is obligated to provide Mr. Schappert with (i) a base salary for 2002 and 2003; (ii) an opportunity to earn a bonus through participation in Federated’s Annual Incentive Plan; (iii) 100,000 options on Class B Common Stock; (iv) certain other benefits including health insurance in accordance with existing benefit plans and (v) severance. Under the severance provision, if Mr. Schappert had been terminated prior to July 31, 2003, he would have received severance in the amount of $1.4 million. If terminated after July 31, 2003, he will receive severance in the amount of $700,000. If six months prior to or within two years following the sale of 51% or greater of Federated’s Class A Common Stock to a non-family member of the current holders of the Class A Common Stock, Mr. Schappert’s level of executive position is materially reduced or his responsibilities meaningfully diminished, he will be eligible for severance in the amount of $1.4 million.

Mr. Schappert agrees not to compete with Federated or solicit clients of Federated for a six month period following termination or to solicit or hire employees of Federated for a period of five years following termination.

Comparative Stock Performance

The following performance graph compares the total stockholder return of an investment in Federated’s Class B Common Stock to that of the Standard and Poor’s 500® Index (“S & P 500 Index”), and to a Peer Group Index of publicly-traded asset management firms for the five year period ending on December 31, 2004. The graph assumes that the value of the investment in Federated’s Class B Common Stock and each index was $100 on December 31, 1999. Total return includes reinvestment of all dividends. According to Standard & Poor’s, the S & P 500 Index is a market-value-weighted index of 500 stocks that tend to be the leading companies in leading industries within the U.S. economy. As a member of the S & P 500 Index, Federated is required to include this comparison. Peer Group returns are weighted by the market capitalization of each firm at the beginning of each measurement period. The historical information set forth below is not necessarily indicative of future performance. Federated does not make or endorse any predictions as to future stock performance.

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
Federated	219.18	241.37	193.48	226.29	237.57
S & P 500® Index	90.90	80.09	62.39	80.29	89.03
Peer Group *	133.02	126.12	107.77	162.31	217.45

*	The following companies are included in the Peer Group: Affiliated Managers Group, Inc.; Eaton Vance Corp.; Franklin Resources, Inc.; Nuveen Investments, Inc.; T. Rowe Price Group, Inc.; and Waddell & Reed Financial, Inc.

Certain Relationships and Related Transactions

During 2004, no director of Federated served as an executive officer of or beneficially owned of record in excess of a 10% equity interest in (i) any business or professional entity which made during 2004 or proposes to make during the current year, payments to Federated for property or services in excess of five percent of Federated’s consolidated gross revenues for 2004 or in excess of five percent of the other entity’s consolidated gross revenues for the last year, (ii) any business or professional entity to which Federated made during 2004 or proposes to make during the current year payments for property or services in excess of five percent of Federated’s consolidated gross revenues for 2004 or in excess of the other entity’s consolidated gross revenues for its last year, or (iii) any business or professional entity to which Federated was indebted to at the end of 2004 in an aggregate amount in excess of five percent of Federated’s total consolidated assets at the end of 2004.

During 2004, none of the current directors of Federated was a partner or executive officer of any investment banking firm that performed services for Federated during 2004 or that Federated proposes to have perform services for Federated during the current year.

During 2004, Mr. Thomas R. Donahue, son of Mr. John F. Donahue, the Chairman and a director of Federated, and brother of Mr. J. Christopher Donahue, Chief Executive Officer, President and a Director of Federated, was employed by Federated as Chief Financial Officer, Vice President, Treasurer and Assistant Secretary. For his services, Mr. Thomas R. Donahue was provided a salary of $720,000, a bonus of $712,000 and 7,160 shares of restricted stock valued at $209,430 as of the date the restricted stock grant was awarded. Mr. Richard B. Fisher, father of Mr. John B. Fisher, Vice President, was employed by Federated as Vice Chairman. Mr. Richard B. Fisher was provided a salary of $720,000 for his services throughout the year.

SECURITY OWNERSHIP

Class A Common Stock

The following table sets forth certain information regarding beneficial ownership of Federated’s Class A Common Stock by each person who is known by Federated to own beneficially more than 5% of the outstanding shares of Class A Common Stock as of March 1, 2005.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Voting Shares Irrevocable Trust dated May 31, 1989	9,000	100.0%
c/o The Beechwood Company Suite 850 1001 Liberty Avenue Pittsburgh, Pennsylvania 15222-3716

All of the outstanding shares of Class A Common Stock are held by the Voting Trust, the trustees of which are Mr. John F. Donahue, his wife, and his son, Mr. J. Christopher Donahue, for the benefit of members of the family of John F. Donahue. Under the terms of the Voting Trust, the trustees are authorized to vote shares held by the Voting Trust and the trustees additionally may sell, transfer or otherwise dispose of shares owned by the Voting Trust. The entire voting power of Federated is vested in the holder of the outstanding shares of Class A Common Stock, except as otherwise provided in the Restated Articles of Incorporation of Federated or as required by applicable law.

Class B Common Stock

The following table sets forth certain information regarding beneficial ownership of Federated’s Class B Common Stock as of March 1, 2005 by (i) each of the current Directors of Federated, (ii) Named Executive Officers of Federated, and (iii) all Executive Officers and current Directors of Federated as a group.

Name	Shares Beneficially Owned (1)(2)	Percent of Class
John F. Donahue (3)	9,319,359	8.7%
J. Christopher Donahue (4)	5,277,450	4.9%
John W. McGonigle (5)	4,582,498	4.3%
John B. Fisher (6)	241,380	*
Keith M. Schappert (7)	58,021	*
Michael J. Farrell (8)	39,750	*
James L. Murdy (9)	18,100	*
Edward G. O’Connor (10)	15,601	*
David M. Kelly	600	*
All Executive Officers and current Directors as a Group (14 persons)	22,950,474	21.47%

*	Less than 1%.

(1)	Calculated pursuant to Rule 13d-3(d) of the Exchange Act. Unless stated below, each such person has sole voting and investment power with respect to all such shares.

(2)	Does not include 501,578 shares of Class B Common Stock allocated to the accounts of directors and executive officers who are participants in the 401(k)/ Profit Sharing Plan.

(3)

Includes 5,432,750 shares owned by The Beechwood Company, L.P. of which Beechmax, Inc. is the general partner; Mr. John F. Donahue is a shareholder of Beechmax, Inc. (Mr. Donahue disclaims beneficial ownership of approximately 2,799,625 shares owned by The Beechwood Company); 2,903,324 shares owned by Comax Partners Limited Partnership, a limited partnership of which Beechmax, Inc. is general partner; Mr. Donahue is a shareholder of Beechmax, Inc. (Mr. Donahue disclaims beneficial ownership of substantially all of the 2,903,324 shares owned by Comax Partners Limited Partnership); 294,842 shares owned by Shamrock Properties, Inc., a corporation of which Mr. Donahue is the sole shareholder; 338,000 shares owned by Richmond Farms Realty Trust, a Pennsylvania limited partnership, of which Mr. Donahue has controlling interest (Mr. Donahue disclaims beneficial ownership of substantially all of the 338,000 shares owned by Richmond Farms L.P.); 280,812 shares owned by Bay Road Partners, a Pennsylvania limited partnership, of which AWOL, Inc. is the general partner; 20,810 shares owned by Oyster Bay Properties, Inc.; Mr. John F. Donahue is a shareholder of Oyster Bay Properties, Inc.; 10,000 shares owned by AWOL, Inc.; Mr. John F. Donahue is a shareholder of AWOL, Inc. and 38,821 shares owned by Comax Land Company of Florida.

(4)	Includes 58,436 shares owned by Mrs. J. Christopher Donahue; 636,566 shares for which Mr. J. Christopher Donahue has the power to sell, transfer or otherwise dispose under powers of attorney (Mr. Donahue disclaims beneficial ownership of all of the 636,566 shares for which he has powers of attorney); 275,080 shares for which Mr. J. Christopher Donahue is a custodian of shares under the Uniform Transfer for Minors Act (Mr. J. Christopher Donahue disclaims beneficial ownership of all of the 275,080 shares for which he acts as custodian); 5,075 shares owned by Tiger Investment Management LLC, Mr. J. Christopher Donahue is a limited partner of Tiger Investment Management LLC; and 218,861 stock options which are currently exercisable.

(5)	Includes 4,516,284 shares owned by Fairview Partners, L.P. a limited partnership of which 713 Investment Corporation is the sole general partner (Mr. McGonigle disclaims beneficial ownership of approximately 1,806,514 of Fairview Partners, L.P.); Mr. McGonigle and his wife are the sole shareholders of 713 Investment Corporation; includes 46,759 currently exercisable stock options held by 713 Investment Company, L.P., a limited partnership of which 713 Investment Corporation is the sole general partner; includes 19,454 currently exercisable stock options held in a trust for the benefit of certain descendants.

(6)	Includes 17,500 shares held by Rosewood Limited Partnership, a limited partnership of which Mr. Fisher is a general partner; and includes 98,880 stock options which are currently exercisable.

(7)	Includes 18,021 stock options which are currently exercisable.

(8)	Includes 9,750 stock options which are currently exercisable.

(9)	Includes 9,750 stock options which are currently exercisable.

(10)	Includes 10,750 stock options which are currently exercisable.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the securities laws of the United States, Federated’s directors, its executive officers and any persons beneficially owning more than ten percent of Federated’s Class A Common Stock and Class B Common Stock are required to report their ownership of Federated’s Class A and Class B Common Stock and any changes in that ownership to the SEC and to the NYSE. Specific due dates for these reports have been established and Federated is required to report in this Information Statement any failure to file by these dates. All of these filing requirements were satisfied. In making these statements, Federated has relied on copies of the reports that its officers, directors and beneficial owners of more than ten percent of Federated’s Class A or Class B Common Stock have filed with the Commission.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP served as the independent registered public accounting firm for 2004 and continues to serve as the independent registered public accounting firm for Federated. Representatives of Ernst & Young will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The following fees were paid to the independent registered public accounting firm for the audit of Federated’s financial statements for the fiscal year ended December 31, 2004, the review of the financial statements in Federated’s Forms 10-Q for the fiscal year 2004 and other services rendered to Federated:

	2004	2003
Audit Fees:	$825,773	$880,393

Audit-Related Fees:	$81,718	$106,485

Fees for audit-related services include audits of the employee benefit plan, attest services not required by statute or regulation for certain products and accounting consultations relating to certain transactions

Tax Fees:	$40,644	$83,283
Fees for tax services include tax compliance, tax advice and tax planning

All Other Fees:	$111,005	$0
Fees for other services including SEC filings required for certain fund mergers and disclosure controls review for RICs

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy for pre-approval of audit, audit-related, tax and other services, classified as All Other Services, to be performed by Federated’s independent auditor. The policy was adopted in order to ensure that the provision of these services does not impair the auditor’s independence. The Audit Committee will annually review and pre-approve the services that may be provided by the independent auditor. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee. The Audit Committee will revise the list of general pre-approved services from time to time, based upon subsequent determinations. The term of the general pre-approval is 12 months from the date of pre-approval, unless specifically provided otherwise. The Audit Committee will waive the pre-approval requirement for services (other than audit, review or attest services) if (i) the aggregate amount of all such services provided constitutes no more than 5% of the total amount of revenues paid by Federated to its auditor during the fiscal year in which the services are provided; (ii) such services were not recognized by Federated at the time of engagement of the auditor to be non-audit services; and (iii) if such services are promptly brought to the attention of the Audit Committee (or its delegate) and approved prior to the completion of the audit. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee. The Chairman reports any pre-approval decisions to the Audit Committee at its scheduled meetings.

The Audit Committee pre-approves annual budgets for Audit, Audit-related Services, Tax Services, and All Other Services to be provided. Any proposed services exceeding pre-approved budget levels will require specific pre-approval by the Audit Committee.

SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

Rule 14a-8 of the Exchange Act contains the procedures for including certain shareholder proposals in Federated’s Information Statement and related materials. Shareholders entitled to vote may submit a shareholder proposal pursuant to Rule 14a-8 for the 2006 Annual Meeting of Shareholders of Federated prior to December 1, 2005. Except under certain limited circumstances, the holders of Class B Common Stock are not entitled to vote their shares. Any shareholder proposals should be addressed to the Secretary of Federated, Federated Investors Tower, Pittsburgh, Pennsylvania 15222-3779.

EXHIBIT A

FEDERATED INVESTORS, INC. AUDIT COMMITTEE CHARTER

Purpose

The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements.

The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.

Committee Membership

The Audit Committee shall consist of no fewer than three members. The members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Commission. At least one member of the Audit Committee shall be a financial expert as defined by the Commission. Audit committee members shall not simultaneously serve on the audit committees of more than three other public companies. Audit Committee members may be replaced by the Board.

Meetings

The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. The Audit Committee shall meet periodically with management, the internal auditors and the independent auditor in separate executive sessions. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Committee Authority and Responsibilities

The Audit Committee shall have the sole authority to appoint or replace the independent auditor (subject, if applicable, to shareholder ratification). The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.

The Audit Committee shall preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee shall meet separately, periodically, with management, internal auditors and with the independent auditors.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.

The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review the Audit Committee’s own performance.

The Audit Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

1.	Meet to review and discuss with management and the independent auditor the annual audited financial statements and quarterly financial statements, including the specific disclosures made in Management’s Discussion and Analysis of Financial Condition and Results of Operations.

2.	Review and discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

3.	Review and discuss quarterly reports from the independent auditors on:

a)	All critical accounting policies and practices to be used.

b)	The effects of alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments.

c)	Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

4.	Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

5.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

6.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

7.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

8.	Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

Oversight of the Company’s Relationship with the Independent Auditor

9.	Review and evaluate the lead partner of the independent auditor team.

10.	Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

11.	Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

12.	Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

13.	Review with the independent auditor any communications between the audit team and the national office of the independent auditor respecting auditing or accounting issues presented by the engagement.

14.	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Company’s Internal Audit Function

15.	Review the significant reports to management prepared by the internal auditing department concerning the Company’s risk management process and system of internal control and management’s responses.

Compliance Oversight Responsibilities

16.	Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

17.	Obtain reports from management, the Company’s senior internal auditing executive and the independent auditor that the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements.

18.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

19.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

20.	Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

Adopted: January 25, 2005

Federated Investors, Inc. Federated Investors Tower 1001 Liberty Avenue Pittsburgh, PA 15222-3779 FederatedInvestors.com

Federated is a registered mark of Federated Investors, Inc.

2005 ©Federated Investors, Inc.